                                CONTRACT OF SALE
                             CORPORATE CENTER EAST I

Contract of Sale made as of the 4th day of June, 2001 between CEDAR INCOME FUND PARTNERSHIP, L.P. formerly known as UNI-INVEST (U.S.A.) PARTNERSHIP, L.P., a Delaware limited partnership with an address c/o Brentway Management LLC, 44 South Bayles Avenue, Port Washington, NY 11050 ("Seller") and CIP, LLC a limited liability company with an address at 405 N. Hershey, Bloomington, IL.

                              W I T N E S S E T H:

         For and in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Agreement to Sell. Seller agrees to sell to Purchaser, and Purchaser agrees to buy from Seller all that certain lot, tract or parcel of land and premises, together with all buildings and improvements thereon, located at 2205 E. Empire Street, Bloomington, Illinois and more particularly described in Exhibit A attached hereto (the "Premises").

2. Purchase Price. Purchaser agrees to pay to Seller, and Seller agrees to accept as and for the purchase price for the Premises the sum of One Million Eight Hundred Sixty Thousand Dollars ($1,860,000) which sum (the "Purchase Price") shall be paid as follows:

         (a) Upon execution of this contract, Purchaser shall deliver a certified or bank check in the amount of $93,000 (the "Down Payment") to be held by Stuart Widowski, Esq. ("Escrow Agent"), in accordance with the terms of this Contract; and

         (b) Upon closing of title, the balance of the Purchase Price, subject to apportionments pursuant to Paragraph 12 hereof, shall be paid to Seller. All monies in excess of $500 payable under this Contract, unless otherwise agreed to by Seller, shall be paid by unendorsed certified check of Purchaser, or official check of any bank, savings bank, trust company or savings and loan association having a banking office in the State of New York or, at Seller's or Purchaser's election, by wire transfer to Seller's account.

3. Title to Premises. Purchaser acknowledges that the Premises are to be conveyed subject to the following matters, which matters shall not be deemed to be title defects rendering Seller's title to the Premises unmarketable:

         (a) Zoning ordinances and other applicable governmental regulations and requirements, provided same do not prohibit the maintenance of the existing use of the Premises;

         (b) Retaining walls and other walls, bushes, trees, hedges, fences and the like extending from or onto the Premises, and any portion of the Premises lying in the bed of any public street;

         (c) Rights of the public and adjoining owners of highways, streets, roads, and lanes bounding the Premises;

         (d) Rights of any utility companies of record;

         (e) Covenants, restrictions, and easements of record on the date hereof, if any, provided same are not currently being violated;

         (f) The present physical condition of the Premises, and all improvements thereon, and any changes that may result in such condition from reasonable wear and tear and natural deterioration prior to the closing;

         (g) Liens for taxes, assessments, water charges and sewer rents not yet due and payable, subject to adjustment as hereinafter set forth;

         (h) Such state of facts which an accurate survey would show, including the location of the Premises in relation to any flood plain, provided same do not prevent the use of the existing structures on the Premises;

         (i) Standard conditions and exceptions to title contained in the standard form of Owner's Title Insurance Policy; and

         (j) Leases, as hereinafter provided.

4. Title Search. Purchaser agrees to order a title search of the Premises from New York Land Services, Inc., 630 Third Avenue, 5th Floor, New York, NY 10017
(212) 490-2277, as agent for Commonwealth Land Title Insurance Company (the "Title Company") within three (3) business days of the date hereof and shall cause a duplicate of all title reports to be simultaneously delivered to Seller. If Purchaser's title report discloses any title matter not provided for above which operates to render title to Premises unmarketable (a "Title Defect"), then Purchaser shall give notice thereof to Seller in writing prior to the earlier of
(a) ten (10) days after receipt of such search results or (b) thirty (30) days of the date hereof ("Title Objection Period"), and Seller shall have thirty (30) business days, at its option, and in its sole discretion, to cure such title matters. If Seller is not able or does not elect to cure, satisfy or discharge the same, then Purchaser's sole right shall be to terminate this Contract on notice to Seller within five (5) days after Seller notifies Purchaser that it will not or cannot cure, satisfy or discharge same, and thereafter the Down Payment (and any interest accrued thereon) shall be returned to Purchaser and neither party shall have any further rights or liabilities under this Contract. If Purchaser does not exercise its right to terminate this Contract, then Purchaser shall accept such title as Seller is able to convey without reduction or abatement of the Purchase Price. Any objection to title based on a Title Defect existing on the date hereof not raised in accordance with the provisions of this Section within the Title Objection Period shall be deemed waived.


5. No Representations. Purchaser has made such examination of the Premises, the operation, income and expenses thereof and all other matters affecting or relating to this transaction as Purchaser deems necessary. Purchaser affirms that Seller has not made nor has Purchaser relied upon any representation, warranty or promise made by Seller or any broker or any representative or agent of Seller whether express or implied, oral or written with respect to the Premises or its physical condition, income, expenses, operation or use, or the laws, ordinances, rules and regulations applicable to the Premises or compliance of the Premises therewith, or any other matter or thing affecting or related to the Premises, including without limitation the presence or absence of any pollutant or hazardous substance on, about or adjacent to the Premises or the suitability of the Premises for Purchaser's intended use, except as specifically set forth in this Contract. It is understood and agreed that Purchaser is acquiring and will accept conveyance of the Premises and the equipment and fixtures therein in their "as is" condition, subject to reasonable wear and tear prior to closing of title, provided that Seller agrees to deliver the Premises with the roof free of leaks, the building structurally sound and the mechanical systems in working order.

6. Seller's Representations and Warranties. Seller represents and warrants to Purchaser as follows:

         (a) Seller has received no written notice of any action for eminent domain from any governmental instrumentality having jurisdiction thereof.

         (b) Seller has received no written notice issued by insurance or casualty companies affecting the Premises, with respect to violations affecting the same as to use or operation.

         (c) There are no service contracts affecting the Premises for elevator service, air conditioning and heating service, except as listed on Exhibit B annexed hereto.

         (d) There are no outstanding contracts with any labor unions affecting employees who may be used in connection with the operation of the Premises.

         (e) Seller has not received any written notice(s) from any governmental agencies concerning building code or ADA violations at the Premises.

         (f) Seller has not received any written notice(s) from any governmental agencies concerning environmental violations involving the Premises.

7. Purchaser's Representations and Warranties. Purchaser hereby represents and warrants to Seller as follows: Purchaser is a limited liability company organized and validly existing under the laws of Illinois and is or will be qualified under the laws of the State of Illinois to conduct business therein on the Closing Date.

8. Personalty and Fixtures. All right, title, and interest of Seller in and to the personalty and fixtures that are in or on the Premises, and are due to be transferred at the time of Closing, shall be deemed transferred to Purchaser under the deed to be delivered at Closing. No part of the Purchase Price shall be deemed to have been paid by Purchaser for the personalty and fixtures. In the event a taxing authority shall determine that a sales tax is due on the personalty, Purchaser agrees to pay the same. This provision shall survive Closing.

9. Destruction. If, prior to the Closing, all or a material portion of the Premises is destroyed by fire or any other casualty, or becomes the subject of an actual eminent domain proceeding, (a) Seller shall notify Purchaser of such fact and (b) Purchaser shall have the option, which must be exercised within fifteen (15) days of the foregoing notice from Seller, to cancel this Contract in which case Purchaser shall receive return of the Down Payment and any accrued interest thereon. In the absence of such exercise, or in the event the portion of the Premises affected is not material, (x) Seller shall assign to Purchaser all of its rights to any insurance or condemnation proceeds awarded with respect to such casualty or condemnation; and (y) Seller shall convey the Premises to Purchaser without an abatement of the purchase price or obligation on the part of Seller to restore the damage. Purchaser waives the provisions of the State of Illinois Uniform Vendor and Purchaser Risk Act (765 ILCS 65/1) to the extent contrary to the terms set forth hereinabove.

10. Leases. The Premises are sold and shall be conveyed subject to the leasehold interests and tenancies (the "Leases") listed on Exhibit C attached hereto and made a part hereof. Purchaser acknowledges that it has had an opportunity to examine copies of the Leases and will accept title subject thereto. Seller does not warrant that any particular Lease will be in force or effect at the Closing or that the tenant will have performed their obligations thereunder. The termination of any Lease, the removal of any tenant or vacation by any tenant prior to the Closing shall not affect the obligations of Purchaser under this Contract in any manner or entitle Purchaser to any abatement of or credit against Purchaser's obligations or give rise to any other claim of Purchaser. If Purchaser shall, subsequent to the date of Closing, collect rentals from any tenants in arrears, such rentals shall first be applied to rentals due for a period of thirty (30) days prior to the date of Closing, which amounts shall be remitted to Seller promptly after receipt thereof. Purchaser agrees to bill the applicable tenants as soon as practicable and to promptly remit to Seller the portion of any additional rent attributable to the period prior to the date of Closing as and when collected. This obligation shall survive the Closing.

11. Closing of Title. The closing of title ("Closing") shall be held at such place as the parties shall mutually agree at a mutually agreeable date and time but in no event later than July 1, 2001 (the "Closing Date"). The following actions shall take place at Closing:

         (a) Seller shall deliver to Purchaser a Special Warranty Deed, properly executed in proper form for recording so as to convey the title required by this Contract;

         (b) Purchaser shall pay to Seller the balance of the Purchase Price, as provided in Paragraph 2 of this Contract;

         (c) Apportionments shall be made pursuant to Paragraph 12 hereof;

         (d) Seller shall pay all applicable real property transfer taxes customarily paid by sellers;

         (e) Purchaser shall cause the deed to be recorded, duly complete all required real property transfer returns and cause all such returns and checks in payment of such taxes to be delivered to the appropriate officers promptly after the Closing;

         (f) Seller and Purchaser shall each deliver to the other a consent of partners, board resolutions or other appropriate evidence of authority to enter into the transactions described herein; and

         (g) Seller shall assign to Purchaser and Purchaser shall assume all Leases and security deposits held in connection therewith and all security deposits, if any, shall be transferred to Purchaser; and

         (h) Purchaser shall deliver to Seller an agreement indemnifying and agreeing to defend Seller against any claims made by tenants with respect to tenants' security deposits to the extent assigned to Purchaser and claims by real estate brokers with respect to claims arising from renewals, expansions or other modifications or new leases entered into after the Closing Date.

         (i) Seller shall pay the premium for an ALTA Owner's Policy of Title Insurance insuring title in the name of Purchaser, subject to all exceptions provided for hereunder, in a policy amount equal to the Purchase Price.

12. Apportionments. The following are to be apportioned between Seller and Purchaser as of midnight of the day before the date of Closing:

         (a)      Rents collected from the Premises as of the Closing Date; and
         (b)      Charges under transferable service contracts; and
         (c)      Real estate taxes, assessments and water and sewer rents

13. Use of Purchase Price to Pay Encumbrances. If there is any liability affecting the Premises which Seller is obligated to pay and discharge at Closing, Seller may use any portion of the balance of the Purchase Price to discharge such liability. As an alternative, Seller may deposit with Purchaser's title insurance company such amounts as may be required to assure discharge of the liability. Upon request made within a reasonable time before Closing, Purchaser agrees to provide separate certified checks as requested to assist in clearing up these matters.

14. Brokerage. Purchaser and Seller each represent to the other that it did not deal with any broker except Coldwell Banker/Heart of America Realtors and Brentway Management LLC (the "Brokers") in connection with this transaction. Purchaser and Seller each represent to the other that no broker other than the aforementioned brokers was instrumental in bringing about this sale. In the event any claim is made by a broker, finder or similar person based on actual dealings with either party hereto, such party with whom said broker claims to have dealt shall indemnify and hold harmless the other from and against any and all claims, loss, liability and expense (including without limitation reasonable legal fees) in connection with any such claims. The Brokers shall be paid a real estate sales commission by the Seller in accordance with separate agreements between the Brokers and the Seller.

15. Liability for Breach of Contract. The liability of Seller hereunder is hereby limited to return of any sums deposited with Seller on account of the sale (and any interest accrued thereon), upon which the liability of Seller shall wholly cease, and Purchaser shall have no further claim against Seller for any default, breach or violation hereof. Upon the default or failure of Purchaser to perform its agreements hereunder, Seller shall be entitled to the full amount of the Down Payment as liquidated damages, which sum Purchaser agrees is not a penalty and which sum is a reasonable estimation of Seller's damages, such damages being difficult to calculate at this time.

16. Further Assurances. Each of the parties hereby agrees to execute, acknowledge and deliver such other documents or instruments as the other may reasonably require from time to time to carry out the purposes of this Contract.

17. Notices. All notices, requests, consents, approvals or other communications under this Contract shall be in writing and sent by overnight delivery service requiring the recipient's signature mailed by certified mail, return receipt requested, postage prepaid, addressed (a) if to Seller, at the address set forth above, with a copy to Stuart H. Widowski, General Counsel, SKR Management Corp., 44 South Bayles Avenue, Port Washington, New York 11050 and (b) if to Purchaser, at the address set forth above; or at such other address as either party shall designate by giving notice thereof to the other party in the manner above provided. Such notice shall be deemed effective upon delivery to or refusal by the intended recipient thereof.

18. Merger. The acceptance of a deed by Purchaser shall be deemed to be a full performance by Seller of, and shall discharge Seller from, all obligations hereunder and thereafter, Seller shall have no liability hereunder to Purchaser, or to any other person, firm, corporation or public body with respect to the Premises, except as herein specifically provided. In the event that any representation of Seller hereunder shall be false, Purchaser's sole right shall be to terminate this Contract and obtain return of any sums deposited with Seller on account of this sale (with any interest accrued thereon) and neither party shall have any further rights or liabilities hereunder. The representations and indemnities of Seller shall not survive the Closing unless specifically provided in this Contract.

19. Binding Effect; Entire Agreement. This Contract, once executed by both parties, shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. This Contract contains the entire agreement between the parties, and may not be modified except by a writing executed by the party against whom enforcement is sought. Prior to execution by both parties, this Contract shall not constitute an offer nor confer any rights upon Purchaser.

20. Recording. This Contract of Sale shall not be recorded by either party.

21. No Assignment. None of the rights or obligations under this Contract shall be assignable by the Purchaser without prior written consent of Seller and any such attempted assignment shall be without force or effect.

22. Governing Law. This Contract of Sale shall be construed in accordance with and governed by the laws of the State of Illinois.

23. Escrow. Anything herein contained to the contrary notwithstanding, the Down Payment shall be paid by wire transfer into an account designated by Stuart Widowski, Esq., Escrow Agent (hereinafter called the "Escrow Agent") and shall be held in escrow in a segregated interest bearing account it maintains with North Fork Bank (The Down Payment together with all such interest, if any, is hereinafter referred to as the "Escrow Funds".) It is further agreed that the Escrow Funds shall not be released by said Escrow Agent except upon the mutual written consent of both parties hereto, or, if such consent is not obtained, the Escrow Agent may deliver such Escrow Funds to the party entitled to same pursuant to the provisions of this Contract, provided not less than five (5) business days' prior written notice is given to the parties. If after sending such notice, the Escrow Agent receives written notice from either party disputing the intended disposition of the Escrow Funds as indicated in said notification from the Escrow Agent, then notwithstanding anything herein contained to the contrary, the Escrow Agent shall retain such Escrow funds until the dispute is settled, as evidenced by mutual written agreement of the parties, or the Escrow Agent is instructed otherwise by a final judgment of a court of competent jurisdiction. In the event of such dispute, the Escrow Agent shall also have the right to deposit said Escrow Funds into a court of competent jurisdiction and from and after the date such deposit is made and notice thereof is given to Purchaser and Seller the Escrow Agent shall be released and discharged of all obligations with respect thereto.

It is further agreed and understood: (1) that the Escrow Agent may deposit for collection in the Escrow Agent's escrow bank account all checks tendered or wire transfers received in payment of the Down Payment without such deposit constituting in any way an acceptance by the Seller of the Purchaser's offer contained in this Contract; (2) that the Escrow Agent shall not be liable for the disposition of the Escrow Funds, except in the case of its gross negligence or willful disregard of the provisions of his Contract; (3) that no compensation shall be paid to the Escrow Agent for its services performed hereunder; and (4) that the service by Stuart Widowski, Esq. as Escrow Agent hereunder shall not be a bar to such attorney's acting as attorney for the Seller in connection with the transactions contemplated by this Contract. Seller and Purchaser hereby indemnify and hold Escrow Agent harmless against any loss, cost, liability, judgment, claim or other expense whatsoever (including reasonable attorneys' fees) incurred or arising out of the performance of its duties hereunder, except claims arising from Escrow Agent's gross negligence or willful breach of its duties.

24. Negotiations with Third Parties. Seller agrees that from the date of this Contract until the earlier to occur of (a) the Closing or (b) a default by Purchaser in any of its obligations hereunder, Seller shall not negotiate with any third-party purchaser for the sale of the Premises.

25. Time of the Essence. Time is of the essence with respect to all obligations to be performed hereunder.

26. Waiver of Jury Trial. Waiver of Trial by Jury. THE PARTIES HERETO EACH WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING FROM OR RELATED TO THIS CONTRACT OR ANY PROVISION CONTAINED HEREIN.

27. Construction of Agreement. This Contract has been fully negotiated between the parties and the parties agree that no presumption shall be made based on which party may have been responsible for the drafting of any provisions herein.

28. Attorneys Authorized to Extend Time. The respective attorneys for each of Seller and Purchaser are authorized to consent in writing to the extension of any time period set forth herein.

29. Costs. Except as explicitly provided otherwise herein, any action to be performed by any party herein shall be performed by such party at its sole cost and expense.

WITNESS:                            CEDAR INCOME FUND PARTNERSHIP, L.P.
                                    by:  Cedar Income Fund, Ltd.

                                    By: /s/ Brenda J. Walker
------------------------               --------------------------------------
                                    Name:   Brenda J. Walker
                                    Title:  Vice President


WITNESS:                            CIP, LLC


                                    By: /s/   Laurence F. Hundman
------------------------               --------------------------------------
                                    Name:     Laurence F. Hundman
                                    Title:    Manager

                                    EXHIBITS


A - Legal Description
B - Service Contracts
C - Leases

                                    EXHIBIT A

Lot 1 in Corporate Center East Subdivision in the North East 1/4 of Section 2, Township 23 North, Range 2 East of the Third Principal Meridian, according to the Plat thereof recorded January 27, 1988 as Document No. 88-1195, in McLEAN COUNTY, ILLINOIS.

Together with a nonexclusive assessment for ingress, egress and parking created by the certain Ingress, Egress and Parking Easements dated March 9, 1988 and recorded March 10, 1988 as Document No. 88-3619, in McLEAN COUNTY, ILLINOIS.

Together with the nonexclusive rights, benefits and burdens of the following described easement as they may pertain to the property herein conveyed, to-wit:
Easement for ingress and egress created by Agreement dated December 23, 1988 and recorded February 9, 1987 as Document No. 87-2108 by and between Bloomington-Normal Airport Authority and Life Investors Insurance Company of America; reserving unto Grantor the nonexclusive rights created by said easement for the use and benefit of Lots 2 and 3 of Corporate Center East Subdivision aforesaid, in McLEAN COUNTY, ILLINOIS.

                                    EXHIBIT B


Wear & Tear Janitorial                      Common area cleaning

American Disposal Service                   8 yard dumpster

Golf Green Lawn Care                        Lawn chemicals

Prochnow Landscaping                        Snow removal

Verizon                                     Sprinkler monitor

Orkin                                       Pest control

City of Bloomington                         Water (2 accounts)

Illinois Power                              Electric (2 accounts)

Nicor                                       Gas (2 accounts)

Apartment Mart                              Property Management

Apartment Mart                              Lawn services

Coldwell Banker                             Leasing services

Culligan Water Conditioning                 Filter rental


                                                              EXHIBIT C


                                                       BRENTWAY MANAGEMENT LLC


User: MANAGER                                             Commercial Rent Roll                                                Page 1

Property: CEDAR INCOME FUND-ILLINOIS           Report Date From: 6/01/01 To: 6/30/01
          BLOOMINGTON, IL 61704

                                                                    TEAM                        PRORATED                  BASE RENT
                                                  SQ. FOOT     --------------      UNIT INFO    BASE RENT     RENT PER    INCREASE
TENANT                             UNIT REF NO.   OCCUPIED     FROM        TO      BASE RENT     ANNUAL       SQ FT/YR     (DATE)
------                             ------------   --------     ----        --      ---------    ---------     ---------   ---------

AMERICAN UNION INSURANCE CO           701-A        2590       9/01/00   10/31/03    2697.92      32375.04      12.50      11/01/00

EMC CORPORATION                       701-B        9928       5/14/01    4/30/06   10548.50     126582.50      12.75       6/01/01
                                                                                                                           6/01/02
                                                                                                                           6/01/03
                                                                                                                           6/01/04
                                                                                                                           6/01/05



MERRILL LYNCH, PIERCE, FENNER         701-C        4455      11/22/99   12/31/09    3712.50     44550.00       10.00      12/01/99
                                                                                                                          12/01/04

SKYWARD, INC.                         701-D        5929      11/22/96   11/30/02    5558.44     66701.28       11.25      12/01/99
                                                                                                                          12/01/01


*** VACANT ***                        701-E        2298                                0.00         0.00        0.00


-----------------------------------------------------------------------------------------------------------------------------------

TOTALS:                                           25200                            22517.36    270208.32       11.80

                Total Occupied Square Feet :      22902

                Total Vacant Square Feet   :       2298

-----------------------------------------------------------------------------------------------------------------------------------

GRAND TOTALS:                                     25200                            22517.36    270208.32       11.80

                Total Occupied Square Feet :      22902

                Total Vacant Square Feet   :       2298



                                                             BASE RENT
                                                  SQ. FOOT   INCREASE    - OPERATING EXPENSE -   -- REAL ESTATE TAX --
TENANT                             UNIT REF NO.   OCCUPIED   (AMOUNT)     MONTH      SQ FT/YR      MONTH      SQ FT/YR
------                             ------------   --------   ---------    -----      --------      -----      --------

AMERICAN UNION INSURANCE CO           701-A        2590      2,697.92     0.00          0.00       0.00          0.00

EMC CORPORATION                       701-B        9928     10,548.50     0.00          0.00       0.00          0.00
                                                            10,755.33
                                                            10,962.17
                                                            11,169.00
                                                            11,375.83



MERRILL LYNCH, PIERCE, FENNER         701-C        4455      3,712.50     0.00          0.00       0.00          0.00
                                                             4,455.00

SKYWARD, INC.                         701-D        5929      5,588.44     0.00          0.00       0.00          0.00
                                                             5,681.96


*** VACANT ***                        701-E        2298          0.00     0.00          0.00       0.00          0.00


---------------------------------------------------------------------------------------------------------------------------

TOTALS:                                           25200          0.00     0.00          0.00       0.00          0.00

                Total Occupied Square Feet :      22902

                Total Vacant Square Feet   :       2298

---------------------------------------------------------------------------------------------------------------------------

GRAND TOTALS:                                     25200          0.00     0.00          0.00       0.00          0.00

                Total Occupied Square Feet :      22902

                Total Vacant Square Feet   :       2298




                                                  SQ. FOOT   -- CPI EXPENSE --       -- GROSS RENTS --
TENANT                             UNIT REF NO.   OCCUPIED   MONTH      SQ FT/YR     SQ FT/YR      TOTAL
------                             ------------   --------   -----      --------     --------      -----

AMERICAN UNION INSURANCE CO           701-A        2590       0.00          0.00       12.50      2,697.92

EMC CORPORATION                       701-B        9928       0.00          0.00       12.75     10,548.50







MERRILL LYNCH, PIERCE, FENNER         701-C        4455       0.00          0.00       10.00      3,712.50


SKYWARD, INC.                         701-D        5929       0.00          0.00       11.25      5,558.44



*** VACANT ***                        701-E        2298       0.00          0.00        0.00          0.00


-----------------------------------------------------------------------------------------------------------

TOTALS:                                           25200       0.00          0.00       10.72     22,517.36

                Total Occupied Square Feet :      22902

                Total Vacant Square Feet   :       2298

-----------------------------------------------------------------------------------------------------------

GRAND TOTALS:                                     25200       0.00          0.00       10.72     22,517.36

                Total Occupied Square Feet :      22902

                Total Vacant Square Feet   :       2298
